Exhibit 4.6


                        TRANSATLANTIC HOLDINGS, INC.

                           STOCK OPTION AGREEMENT

                          (2000 STOCK OPTION PLAN)

     Agreement, dated December 2000, between Transatlantic Holdings, Inc. ("TRH") and __________ (the "Employee"), an employee of TRH or of a subsidiary of TRH.

     The parties hereto agree as follows:

     1. Grant of Option. TRH hereby grants to the Employee under the Transatlantic Holdings, Inc. 2000 Stock Option Plan (the "Plan"), a copy of which is appended as Appendix A and the terms and conditions of which are incorporated herein by reference, an option to purchase all or any part of _____ shares of TRH Common Stock (the "Stock") at a price of $_____ per share at any time after one year from the date hereof as to 25% of such shares, after two years from the date hereof as to 50% of such shares, after three years from the date hereof as to 75% of such shares and after four years from the date hereof as to 100% of such shares or at such earlier time as provided in the Plan, but not after the expiration of ten years from the date hereof.

     2. Exercisability of Option. This option is not transferable by the Employee otherwise than by will or the laws of decent and distribution, and is exercisable during the lifetime of the Employee only by the Employee.

     3. The Employees agrees with and represents to TRH that he will remain in the employ of and render his services to TRH or a subsidiary of TRH for a period of at least one year from the date hereof, provided, however, that this agreement does not confer upon the Employee any right to be retained in the employ of TRH or any subsidiary of TRH.

     4. The Employee will notify TRH promptly of the disposition of any shares purchased pursuant to this option which are disposed of within two years from the date the option was granted to him, or within one year from the date the shares were transferred to him. For purposes of the notification required by the preceding sentence, the word "disposition" shall have the meaning as defined in Section 425(c) of the Internal Revenue Code of 1986, as amended.

     5. With respect to _____ shares, this option is intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue code of 1986, as amended. With respect to _____ shares, this option is intended to be a non-qualified option.

     6. Consent to Jurisdiction. (a) TRH AND EMPLOYEE HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE COUNTY OF NEW YORK OVER ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THE OPTION. TRH and the Employee acknowledge that the forum designated by this Paragraph 6(a) has a reasonable relation the Plan and the Option and the Employee's relationship with TRH. Notwithstanding the foregoing, nothing herein shall preclude TRH from bringing any action, suit or proceeding in any other court for the purpose of enforcing the provisions of this Paragraph 6.

     (b) The agreement by TRH and the Employee as to forum is independent of the law that may be applied in the action, suit or proceeding and TRH and the Employee (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which TRH or the Employee now or hereafter may have to personal jurisdiction or to the laying of venue of any such action, suit or proceeding in any court referred to in Paragraph 6(a), (iii) undertake not to commence any action, suit or proceeding arising out of or relating to or concerning the Plan in any forum other than a forum described in this Paragraph 6 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such action, suit or proceeding in any such court shall be conclusive and binding upon TRH and the Employee.

     (c) The Employee, as a condition to the Employee's participation in the Plan and receipt of the Option, irrevocably appoints the Corporate Secretary of TRH as the Employee's agent for service of process in connection with any action, suit or proceeding arising out of or relating to the Plan or the Option, who shall promptly advise the Employee of any such service of process.

     (d) The Employee hereby agrees to keep confidential the existence of, and any information concerning, a dispute described in this Paragraph 6, except that the Employee may disclose information concerning such dispute to the court that is considering such dispute or to the Employee's legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

     (e) The Employee recognizes and agrees that prior to being selected to participate in the Plan the Employee has no right to any benefits hereunder. Accordingly, in consideration of the Employee's selection to participate in the Plan, the Employee expressly waives any right to contest the number of options granted to him or her, the terms of the Plan or the Option or any determination, action or omission under the Plan or the Option by TRH, TRH's Board of Directors or a committee thereof.


                                    TRANSATLANTIC HOLDINGS, INC.



Attest:                                By:
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       Secretary                          President



                                    EMPLOYEE




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                                    Signature

                                    Address:

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                                    Social Security Number